SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)
December 23, 2008 (December 19, 2008)
ANADARKO PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8968	76-0146568

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Address of principal executive offices including Zip Code)
(832) 636-1000

(Registrant’s telephone number, including area code)
N.A.

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     As previously reported by Anadarko Petroleum Corporation (the “Company”), on December 27, 2007, WGR Asset Holding Company LLC (“WGRAH”), an indirect wholly-owned subsidiary of the Company, entered into a Credit Agreement (the “Credit Agreement”), with Trinity Associates LLC, a Delaware limited liability company (“Trinity”), as the lender, and Citibank, N.A., Agency & Trust, as collateral agent for Trinity.
     On December 19, 2008, WGRAH and the Company entered into a series of agreements that amended the Credit Agreement and certain related documents. The amendments and certain related repayments by WGRAH (collectively, the “Amendment”) had the following material effects:
     (1) WGRAH repaid $76.5 million of the outstanding principal of the Credit Agreement;
     (2) WGRAH is no longer (a) required to maintain specified minimum debt/EBITDA ratios, or (b) restricted when making or holding investments or acquisitions, when disposing of assets or merging with other entities, when entering into transactions with affiliates, when entering into hedging agreement or when paying dividends; and
     (3) Pursuant to the Sponsor Payment Guaranty executed by the Company in favor of Trinity, Pecos Investors LLC (“Pecos”), and the other indemnified persons (the “Sponsor Payment Guaranty”), the Company has become a guarantor of WGRAH’s payment obligations under the Credit Agreement.
     The Sponsor Payment Guaranty effectively replaced the previously existing Sponsor Agreement executed by the Company on December 27, 2007, which agreement was terminated in connection with the Amendment.
     The Credit Agreement, as amended, still provides, among other things, that (a) WGRAH may prepay all or any portion of the Credit Agreement at any time, (b) WGRAH is required to prepay a portion of the indebtedness under the Credit Agreement in connection with the sale or other disposition of certain assets and (c) upon the occurrence of certain events of default (including payment defaults to Trinity under the Credit Agreement) WGRAH’s obligations under the Credit Agreement may be accelerated. In addition, covenants restricting the incurrence of additional indebtedness and the granting of liens and certain other customary covenants remain.
     The Credit Agreement, as amended, has two effective tranches, one with an outstanding principal amount of approximately $1.785 billion that bears interest at a rate equal to three-month LIBOR plus a margin of 100 basis points, subject to increases of up to an additional 100 basis points based on the Company’s credit ratings, and the other with an outstanding principal amount of approximately $8.5 million that bears interest at a rate equal to three-month LIBOR plus a margin of 1655 basis points, subject to increases of up to an additional 100 basis points based on the Company’s credit ratings and an additional rate which produces an amount necessary to pay reimbursable fees and expenses.
     Notwithstanding the Sponsor Payment Guaranty, WGRAH remains the primary obligor for the payment obligations under the Credit Agreement, as amended. The Sponsor Payment Guaranty has covenants based upon the Company’s $1.3 billion, five-year revolving credit facility dated as of March 4, 2008 (the “APC Credit Agreement”), including requirements regarding (a) the provision of financial statements, (b) notice of certain material events, (c) compliance with the Company’s indenture dated September 19, 2006, (d) limitations on incurring, assuming or guaranteeing certain secured indebtedness, (e) limitations on sales and leasebacks and (f) a maximum indebtedness to capitalization ratio of 65%. The Sponsor Payment Guarantee also contains events of default which parallel the events of default in the APC Credit Agreement. In addition, but without duplication of the Company’s guarantee of WGRAH’s payment obligations under the Credit Agreement, the Sponsor Payment Guaranty provides that the Company will guarantee the payment of the unpaid Trinity expenses due to Pecos.
     The foregoing descriptions of the Amendment, including the Sponsor Payment Guaranty, does not purport to be complete and is qualified in its entirety by reference to the Sponsor Payment Guaranty which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 1.01 by reference.
Item 1.02 Termination of a Material Definitive Agreement.
     The information set forth under Item 1.01 above hereby is incorporated into this Item 1.02 by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information set forth under Item 1.01 above hereby is incorporated into this Item 2.03 by reference.
Item 9.01 Financial Statements and Exhibits
(a) Exhibits

Exhibit
Number	Description

10.1	Sponsor Payment Guaranty, dated December 19, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

ANADARKO PETROLEUM CORPORATION (Registrant)
December 23, 2008	By:	/s/ Bruce W. Busmire
Bruce W. Busmire
Vice-President, Finance and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Sponsor Payment Guaranty, dated December 19, 2008.